                      AGREEMENT AND PLAN OF REORGANIZATION





                                  BY AND AMONG


                             THE TITAN CORPORATION,

                             M T ACQUISITION CORP.,

                            WILLIAM C. LINDSEY, INC.
                           (D/B/A LINCOM CORPORATION)

                                       AND

              THE PRINCIPAL SHAREHOLDER OF WILLIAM C. LINDSEY, INC.













                          DATED AS OF JANUARY 28, 2000

                                TABLE OF CONTENTS


                                    ARTICLES

                                                                                                   PAGE
                                                                                                   ----
ARTICLE I  THE MERGER................................................................................1

      SECTION 1.01  The Merger.......................................................................1
      SECTION 1.02  Effective Time; Closing Date.....................................................2
      SECTION 1.03  Effect of the Merger.............................................................2
      SECTION 1.04  Articles of Incorporation; Bylaws................................................2
      SECTION 1.05  Directors and Officers...........................................................2

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.......................................3

      SECTION 2.01  The Merger.......................................................................3
      SECTION 2.02  Conversion of Company Common Stock...............................................3
      SECTION 2.03  Acquiror to Deliver Cash.........................................................5
      SECTION 2.04  [Intentionally Omitted]..........................................................5
      SECTION 2.05  Holdback Consideration; Determination of Closing Adjustment......................5
      SECTION 2.06  Conversion of Acquiror Sub Shares................................................7
      SECTION 2.07  Closing..........................................................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY...............................................8

      SECTION 3.01  Organization and Qualification...................................................8
      SECTION 3.02  Subsidiaries.....................................................................8
      SECTION 3.03  Articles of Incorporation and Bylaws.............................................9
      SECTION 3.04  Capitalization...................................................................9
      SECTION 3.05  Authority; Binding Obligation....................................................9
      SECTION 3.06  No Conflict; Required Filings and Consents.......................................10
      SECTION 3.07  Intellectual Property............................................................11
      SECTION 3.08  Financial Statements and Condition...............................................12
      SECTION 3.09  Absence of Certain Developments..................................................13
      SECTION 3.10  Absence of Undisclosed Liabilities...............................................14
      SECTION 3.11  Litigation; Disputes.............................................................15
      SECTION 3.12  Real Property Leases.............................................................15
      SECTION 3.13  Other Agreements; No Default.....................................................16
      SECTION 3.14  Labor Relations..................................................................16
      SECTION 3.15  Pension and Benefit Plans........................................................17
      SECTION 3.16  Taxes and Tax Matters............................................................18
      SECTION 3.17  Insurance........................................................................20
      SECTION 3.18  Arrangements With Related Parties................................................20
      SECTION 3.19  Books and Records................................................................20
      SECTION 3.20  Assets...........................................................................20

                                       i


      SECTION 3.21  Board Recommendation.............................................................21
      SECTION 3.22  Directors and Officers...........................................................21
      SECTION 3.23  State Takeover Statutes; Certain Charter Provisions..............................21
      SECTION 3.24  Environmental Matters............................................................21
      SECTION 3.25  Y2K Compliance...................................................................22
      SECTION 3.26  Government Contracts and Other Commitments.......................................22
      SECTION 3.27  Relations with Governments.......................................................24
      SECTION 3.28  Broker's Fees....................................................................24

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB..............................24

      SECTION 4.01  Organization and Qualification...................................................25
      SECTION 4.02  Reliance on Financial Information................................................25
      SECTION 4.03  Authority; Binding Obligation....................................................25
      SECTION 4.04  No Conflict; Required Filings and Consents.......................................25
      SECTION 4.05  No Prior Activities of Acquiror Sub..............................................26

ARTICLE V  PRE-CLOSING COVENANTS.....................................................................27

      SECTION 5.01  Conduct of Business of Company Until Effective Time..............................27
      SECTION 5.02  Best Efforts to Satisfy Conditions...............................................29
      SECTION 5.03  Other Actions....................................................................29
      SECTION 5.04  Certain Tax Matters..............................................................29
      SECTION 5.05  Access and Information...........................................................30
      SECTION 5.06  Notification Filing Required under HSR Act.......................................30
      SECTION 5.07  Access to Company and Company Subsidiary Information.............................30
      SECTION 5.08  Exon-Florio Notice; Mitigation of FOCI...........................................30

ARTICLE VI  ADDITIONAL AGREEMENTS....................................................................31

      SECTION 6.01  Shareholder Approval.............................................................31
      SECTION 6.02  Appropriate Action; Consents; Filings............................................31
      SECTION 6.03  Disclosure.......................................................................33
      SECTION 6.04  Public Announcements.............................................................33
      SECTION 6.05  Obligations of Acquiror Sub......................................................33
      SECTION 6.06  Transaction Expenses.............................................................33
      SECTION 6.07  Key Employees....................................................................34

ARTICLE VII  CONDITIONS PRECEDENT....................................................................34

      SECTION  7.01  Conditions to Obligations of Each Party Under This Reorganization
                          Agreement..................................................................34
      SECTION 7.02  Additional Conditions to Obligations of Acquiror and Acquiror Sub................35
      SECTION 7.03  Additional Conditions to Obligations of Company..................................36

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER......................................................37

      SECTION 8.01  Termination......................................................................37

                                      ii


      SECTION 8.02  Effect of Termination............................................................38
      SECTION 8.03  [Intentionally Omitted]..........................................................38
      SECTION 8.04  Amendment........................................................................38
      SECTION 8.05  Extension; Waiver................................................................38

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; REMEDIES....................................................38

      SECTION 9.01  Survival of Representations......................................................38
      SECTION 9.02  Indemnification by Principal Shareholder; Right to Offset........................39
      SECTION 9.03  Third Party Claims...............................................................41
      SECTION 9.04  No Recourse Against the Company..................................................42
      SECTION 9.05  Remedies Cumulative..............................................................42

ARTICLE X  GENERAL PROVISIONS........................................................................43

      SECTION 10.01  Notices.........................................................................43
      SECTION 10.02  Headings........................................................................44
      SECTION 10.03  Severability....................................................................44
      SECTION 10.04  Entire Agreement................................................................44
      SECTION 10.05  Assignment......................................................................44
      SECTION 10.06  Parties in Interest.............................................................45
      SECTION 10.07  Mutual Drafting.................................................................45
      SECTION 10.08  Governing Law...................................................................45
      SECTION 10.09  Counterparts....................................................................45
      SECTION 10.10  Singular and Plural.............................................................45

ARTICLE XI  DEFINITIONS..............................................................................46


                                           EXHIBITS

EXHIBIT A               [Intentionally Omitted]
EXHIBIT B               Shareholders of Company
EXHIBIT C               Form of Indemnification Promissory Note

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 28, 2000 (this "Reorganization Agreement"), is entered into by and among The Titan Corporation, a corporation organized under the laws of the State of Delaware ("Acquiror"), M T Acquisition Corp., a corporation organized under the laws of the State of California ("Acquiror Sub"), William C. Lindsey, Inc. (d/b/a LinCom Corporation), a corporation organized under the laws of the State of California ("Company"), and William C. Lindsey, an individual (the "Principal Shareholder") ("Acquiror," "Acquiror Sub," "Principal Shareholder" and "Company" individually hereinafter referred to as "Party" and collectively hereinafter referred to as the "Parties");

         WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Reorganization Agreement and in accordance with the California General Corporation Law ("California Law"), will merge with and into Company (the "Merger");

         WHEREAS, the Board of Directors of Company has (i) determined that the Merger is advisable and fair to the holders of Company Common Stock (as defined in Section 3.04 of this Reorganization Agreement) and is in the best interests of such Shareholders, (ii) advised, authorized, approved and adopted this Reorganization Agreement and the Agreement of Merger and the transactions contemplated hereby and the thereby and (iii) recommended approval and adoption of this Reorganization Agreement and the Agreement of Merger by the Shareholders of Company (the "Company Shareholders");

         WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Acquiror Sub and the sole shareholder of Acquiror Sub have advised, authorized, approved and adopted this Reorganization Agreement and the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Reorganization Agreement, and intending to be legally bound hereby, the Parties agree as follows.


                                    ARTICLE I

                                   THE MERGER


SECTION 1.01  THE MERGER

Upon the terms and subject to the conditions set forth in this Reorganization Agreement, and in accordance with California Law, at the Effective Time (as defined in Section 1.02 of this Reorganization Agreement) Acquiror Sub shall be merged with and into Company, with

Company being the surviving corporation (hereinafter sometimes called "Surviving Corporation") in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and Surviving Corporation shall continue to exist as a California corporation.


SECTION 1.02  EFFECTIVE TIME; CLOSING DATE

Subject to the provisions of Section 2.07 of this Reorganization Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Reorganization Agreement, the Parties shall cause the Merger to be consummated by filing the Agreement of Merger consistent with applicable California Law (the "Agreement of Merger"), and any other appropriate documents with the Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the date and time of such filing being the "Effective Time"). The day on which the Effective Time shall occur shall hereinafter be referred to as the "Closing Date."


SECTION 1.03  EFFECT OF THE MERGER

At the Effective Time, the effect of the Merger shall be as provided in Section 1107 and other applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Acquiror Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Acquiror Sub shall become the debts, liabilities and duties of Surviving Corporation.


SECTION 1.04  ARTICLES OF INCORPORATION; BYLAWS

         (a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the articles of incorporation of Acquiror Sub shall continue unchanged and shall be the articles of incorporation of Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation, except that Acquiror Sub's articles of incorporation shall be amended as necessary at the Effective Time to indicate that the name of the Surviving Corporation is LinCom Corporation.

         (b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the bylaws of Acquiror Sub shall continue unchanged and shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the articles of incorporation of Surviving Corporation and such bylaws.


SECTION 1.05  DIRECTORS AND OFFICERS

At the Effective Time, the initial officers and directors of Surviving Corporation shall be the officers and directors of Acquiror Sub, each to hold office in accordance with the articles of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


SECTION 2.01  THE MERGER

Subject to the terms and conditions of this Reorganization Agreement, in accordance with California Law, at the Effective Time, Acquiror Sub shall merge into Company, with Company being the Surviving Corporation in the Merger. Upon consummation of the Merger, the corporate existence of Acquiror Sub shall cease and Company shall continue to exist as a California corporation.


SECTION 2.02  CONVERSION OF COMPANY COMMON STOCK

At the Effective Time, by virtue of the Merger and without any action on the part of the Parties hereto or the holders of the Company Common Stock (as defined in Section 3.04 of this Reorganization Agreement):

         (a) OUTSTANDING COMMON STOCK. Subject to the provisions of this Reorganization Agreement, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 2.02(e) of this Reorganization Agreement) and any shares described in Section 2.02(d) of this Reorganization Agreement) shall be converted into the right to receive:

                  (i) An amount equal to (x) the Adjusted Merger Consideration ($23,000,000 as adjusted by the Cash Adjustment, less the amounts set forth in Section 2.02(a)(ii) and (iii) and as further described in the definitions in
Article XI), DIVIDED BY (y) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Common Stock") (the aggregate cash amount payable with respect to such shares of Company Common Stock pursuant to this Section 2.02(a)(i), the "Cash Consideration");

                  (ii) An amount equal to (x) One Million Dollars ($1,000,000) (or such lesser amount as may be payable to the former holders of the Company Common Stock pursuant to Section 2.05), DIVIDED BY (y) the Outstanding Common Stock, which amount shall secure the payment of the Closing Adjustment (as defined in Section 2.05(b) of this Reorganization Agreement) (such amount the "Holdback Consideration"); and

                  (iii) The right to receive a portion of the proceeds pursuant to the Indemnification Promissory Note $2,000,000 (as defined in Section 7.02(f) of this Reorganization Agreement) equal to (x) the total proceeds payable pursuant to the Indemnification Promissory Note (subject to set off pursuant to Section 9.02 of this Reorganization Agreement), DIVIDED BY, (y) the Outstanding Common Stock (the principal amount of the Indemnification Promissory Note together with the Cash Consideration and the Holdback Consideration, the "Merger Consideration").

         (b) At the Effective Time, all shares of Company Common Stock shall (i) be converted into the right to receive the cash or a portion of the Indemnification Promissory Note as determined in accordance with this Article II, (ii) no longer be outstanding, (iii) automatically be canceled and

(iv) cease to exist, and each certificate previously representing any such shares of Company Common Stock (each a "Certificate") shall thereafter represent the right to receive the Merger Consideration determined in accordance with Sections 2.02(a) of this Reorganization Agreement.

         (c) At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, other than (i) any shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by Persons other than Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, and (ii) any shares of Company Common Stock held by Acquiror, any of its Subsidiaries, Company, or any Company Subsidiary, in respect of a debt previously contracted, shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (d) Notwithstanding anything in this Reorganization Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Shareholders who have properly demanded payment of the fair market value of their stock (the "Dissenting Shares") within the meaning of Section 1301 of California Law shall not be converted into the right to receive the Merger Consideration unless and until such Company Shareholders shall have failed to perfect or shall have effectively withdrawn their demand, or lost their right of payment under applicable law. If any such Company Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of Company Common Stock held by such Company Shareholder shall thereupon be deemed converted into the right to receive and exchangeable for, at the Effective Time, the Merger Consideration pursuant to Sections 2.02 of this Reorganization Agreement. Subject to the terms and conditions of this Reorganization Agreement, at and after the Effective Time, any holder of shares of Company Common Stock who complies with Section 1301 of California Law (a "Company Dissenting Shareholder") shall be entitled to obtain payment from Surviving Corporation of the fair market value of such Company Dissenting Shareholder's shares of Company Common Stock as determined pursuant to Article 13 of California Law; PROVIDED, HOWEVER, that, to the extent permissible under California Law, no such payment shall be made unless and until such Company Dissenting Shareholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock for which payment is being made.

         (e) Company shall give Acquiror (i) prompt notice of any written notice of intent to demand payment for shares filed pursuant to Section 1301 of California Law received by Company, withdrawals of such notices, and any other instruments served in connection with such notices pursuant to the relevant provisions of California Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices under California Law consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld), (A) make any payment with respect to any such notice,
(B) offer to settle or settle any such notices or (C) waive any failure to timely deliver a written notice in accordance with the California Law.

SECTION 2.03  ACQUIROR TO DELIVER CASH

Immediately after the Effective Time, Acquiror shall deliver to the Company Shareholders (other than the Dissenting Shareholders) the Cash Consideration by wire transfer of immediately available funds payable to each Company Shareholder (other than the Dissenting Shareholders) in the proportion of each Company Shareholder's ownership of the Company Common Stock identified in EXHIBIT B and to such accounts that are identified by such Company Shareholders not less than two (2) business day s prior to the Closing Date in exchange for the Certificates.


SECTION 2.04  [INTENTIONALLY OMITTED]




SECTION 2.05  HOLDBACK CONSIDERATION; DETERMINATION OF CLOSING ADJUSTMENT

         (a) HOLDBACK CONSIDERATION. Within ten (10) business days of the final determination of the Closing Adjustment pursuant to Section 2.05(b), Acquiror shall pay to the former holders of Company Common Stock, the Holdback consideration LESS the Closing Adjustment, if any.

         (b) DETERMINATION OF CLOSING ADJUSTMENT. The "Closing Adjustment" shall equal (i) the amount by which (A) the cash, PLUS (B) the fair market value of the marketable securities, PLUS (C) the account receivable payable by NASA (or by the University of Houston based upon its contract with NASA) to the Company in an amount equal to approximately $870,000 (provided such account receivable has not been paid prior to Closing), and MINUS (D) the Transaction Expenses (provided such Transaction Expenses have not been paid) of the Company and the Company Subsidiary on the Closing Date is greater than or less than Four Million Dollars ($4,000,000) (after taking into consideration the adjustments made in computing the Adjusted Merger Consideration based on the estimate of the Closing Adjustment required to be delivered to Acquiror pursuant to Section 7.02(g) of this Reorganization Agreement), PLUS (ii) an amount equal to the amount by which the "accounts receivable" on the Company's balance sheet dated January 22, 2000 is less than the amount determined to be the "accounts receivable" of the Company as a result of the audit of the consolidated financial statements of the Company as of the Closing Date by Arthur Andersen LLP, the Acquiror's independent public accountants, (determined using the same accounting method as used by the Company prior to December 31, 1999), PLUS (iii) an amount by which the "current liabilities" on the Company's balance sheet dated as of January 22, 2000 is less than the "current liabilities" of the Company as determined by Arthur Andersen LLP, if any (determined in accordance with GAAP) as hereinafter provided; PROVIDED, HOWEVER, no adjustment shall be made to the Closing Adjustment as a result of the operation of clauses (ii) and (iii) if the difference between the Company's determination of the amounts identified by the Company in clauses (ii) and (iii) and Arthur Anderson LLP's audit of such amounts does not exceed $100,000. The Company will use its best efforts to close its books and records for the period ending on the Closing Date within twenty
(20) days after the Closing Date and shall deliver to the Acquiror or, at the request of the Acquiror, to Acquiror and Arthur Andersen LLP, such books and records as shall be requested by Acquiror or Arthur Andersen LLP to enable Arthur Andersen LLP to perform an audit of the items identified in clause (i) of the preceding sentence as of the Closing Date and of the items identified in clauses (ii) and (iii) of the preceding sentences as of January 22, 2000 and to determine the amount of the Closing Adjustment based thereon. Upon receipt of such books and records, the Acquiror shall use its best efforts to cause Arthur Andersen LLP to complete an audit of such items and to calculate the amount of the Closing Adjustment within thirty (30) days following receipt of the books and records of the Company. Acquiror shall deliver to the Shareholders' Representative a copy of such audits and the amount of the Closing Adjustment promptly upon receipt of such items from Arthur Andersen LLP. The Shareholders' Representative shall have the right to review and copy the computations and workpapers used in connection with the preparation of the such audits and the computation of the Closing Adjustment. If the Shareholders' Representative disagrees with the Closing Adjustment, the Shareholders' Representative shall so notify the Acquiror in writing within ten (10) days after the date of receipt of the such audits and the computation of the Closing Adjustment, specifying in detail any point of disagreement; PROVIDED, HOWEVER, if the Shareholders' Representative fails to notify the Acquiror in writing of the Shareholders' Representative's disagreement within such ten (10) day period, the determination of the Closing Adjustment shall be final, conclusive and binding on the Parties for purposes of determining the amount of the Holdback Consideration to be released to the former holders of Company Common Stock pursuant to Section 2.05(a), but shall not limit Acquiror's other rights pursuant to this Reorganization Agreement or any other document delivered in connection with this Reorganization Agreement. The Acquiror and the Shareholders' Representative shall negotiate in good faith to resolve any such disagreement. If any such disagreement cannot be resolved by the Acquiror and the Shareholders' Representative within fifteen (15) days after the Shareholders' Representative has received notice from the Acquiror in accordance with the preceding sentence of the existence of such disagreement, the Acquiror and the Shareholders' Representative shall jointly select a nationally recognized independent public accounting firm (which has not performed any service since January 1, 1996 for either the Company or the Acquiror or any of their respective Affiliates (the "Accounting Firm")), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree, either may request the Los Angeles, CA office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto for purposes of determining the amount of the Holdback Consideration to be paid to the former holders of Company Common Stock, but shall not limit Acquiror's other rights pursuant to this Reorganization Agreement or any other document delivered in connection with this Reorganization Agreement. The fees and expenses of the Accounting Firm shall be borne by the non-prevailing Party.

         (c) APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE. The Principal Shareholder shall, by virtue of the Merger, be appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Shareholders (with full power of substitution in the premises), in connection with the provisions of this Section 2.05 as they relate to the Company and the Company Shareholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all determinations of the Closing Adjustment and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such determinations,
(ii) to compromise on their behalf with Acquiror any claims asserted thereunder,

(iii) to authorize payments to be made with respect to the Closing Adjustment,
(iv) to execute and deliver on behalf of the Company Shareholders any documents or agreement contemplated by or necessary or desirable in connection with this Reorganization Agreement and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Shareholders as are authorized in this Reorganization Agreement (the above named representative, as well as any subsequent representative of the Company Shareholders appointed by the Company Shareholders being referred to herein as the "Shareholders' Representative"). The Shareholders' Representative shall not be liable to any Company Shareholder, Acquiror, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Shareholders' Representative in his role as Shareholders' Representative under or in connection with this Reorganization Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Shareholders' Representative. Acquiror, Acquiror Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Shareholders' Representative as the duly appointed attorney-in-fact of each Company Shareholder. Each Company Shareholder who votes in favor of the Merger pursuant to the terms hereof, by such vote and without any further action, and each Company Shareholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority.

         (d) RECORD RETENTION. Acquiror, the Company and the Shareholder Representative agree that following the Closing through the date of the final determination of the Closing Adjustment that they will not destroy any records pertaining to the final determination of the Closing Adjustment.


SECTION 2.06  CONVERSION OF ACQUIROR SUB SHARES

Each share of capital stock of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of Surviving Corporation.


SECTION 2.07  CLOSING

Subject to the terms and conditions of this Reorganization Agreement, the closing of the Merger (the "Closing") will take place after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Article VII of this Reorganization Agreement. The scheduled closing date will take place as soon as practicable (but, in any event, no later than the first business day following the tenth (10th) day) after the satisfaction of the latest to occur or, if permissible, waiver, of the conditions set forth in
Article VII of this Reorganization Agreement; PROVIDED, HOWEVER, the Closing shall not occur prior to March 3, 2000; PROVIDED, FURTHER, HOWEVER, if the conditions set forth in Article VII of this Reorganization Agreement are satisfied or waived in the month of March, 2000, the Closing shall occur on the first Friday in the first three full weeks of March 2000 following the payment of the accounts receivable payable by 3COM Corp. to the Company in an amount of approximately $375,000 (the "Scheduled Closing Date"), at the offices of Hogan & Hartson L.L.P., Biltmore Tower, 500 South Grand Avenue,

Suite 1900, Los Angeles, California 90071, unless another date or place is agreed to in writing by the Parties.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as specifically set forth in the Disclosure Letter delivered by Company to Acquiror prior to the execution and delivery of this Reorganization Agreement (the "Company Disclosure Letter") and referenced in the Company Disclosure Letter to the Section(s) of this Article III to which such disclosure applies, Company hereby represents, warrants to and agrees with Acquiror and Acquiror Sub as follows, in each case as of the date of this Reorganization Agreement and as of the Closing Date:


SECTION 3.01  ORGANIZATION AND QUALIFICATION

Company is a corporation duly organized, validly existing and in good standing under California Law, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Reorganization Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Company Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary.


SECTION 3.02  SUBSIDIARIES

Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary. Neither Company nor any Company Subsidiary has any equity investment or other interest in, nor has Company or any Company Subsidiary made advances or loans to any Person (other than intra-company transactions between or among Company and a Company Subsidiary). Section 3.02 of the Company Disclosure Letter sets forth
(a) the authorized capital stock or other equity interests of each Company Subsidiary and (b) the percentage of the issued and outstanding capital stock or other equity interests of each Company Subsidiary owned by Company. All of such shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are outstanding, fully paid and nonassessable and are owned by Company free and clear of all Encumbrances other than Encumbrances arising under applicable securities Laws. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of organization (as listed in Section 3.02 of the Company Disclosure Letter), and has the requisite corporate or limited liability company power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified to conduct business as a foreign Person and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or the leasing of its Assets makes such qualification necessary.

SECTION 3.03  ARTICLES OF INCORPORATION AND BYLAWS

Company has furnished to Acquiror a true and complete copy of the articles of incorporation of Company and each Company Subsidiary, as currently in effect on the date of this Reorganization Agreement, and a true and correct copy of Company's bylaws and the bylaws of each Company Subsidiary, as currently in effect on the date of this Reorganization Agreement, and in each case certified by the corporate secretary of the Company and each such Company Subsidiary, as appropriate. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective articles of organization or bylaws.


SECTION 3.04  CAPITALIZATION

The authorized capital stock of Company consists of 5,000,000 shares of common stock, no par value per share, of which 910,000 shares of common stock (the "Company Common Stock") are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Section 3.04 of the Company Disclosure Letter sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such Shareholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, any other securities of any Company, or any capital stock or other securities of any Company Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company or any Company Subsidiary. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary, except as contemplated hereunder. Each of the outstanding shares of Company Common Stock and of capital stock of, or other equity interests in, each Company Subsidiary was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company or any Company Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person other than Company or any Company Subsidiary. There are no Agreements pursuant to which any Person (other than Company or any Company Subsidiary) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company or any Company Subsidiary.


SECTION 3.05  AUTHORITY; BINDING OBLIGATION

The execution and delivery by Company of this Reorganization Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Reorganization Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Reorganization Agreement by Company in accordance with

California Law and Company's articles of incorporation and bylaws. This Reorganization Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).


SECTION 3.06  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution, delivery and performance by Company of this Reorganization Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of incorporation or bylaws of Company; (ii) subject to (A) obtaining the requisite approval and adoption of this Reorganization Agreement by the Company Shareholders in accordance with California Law and Company's articles of incorporation and bylaws and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, and the filing and recordation of the Agreement of Merger and the articles of merger as required by California Law, conflict with or violate any Law applicable to Company or any Company Subsidiary, or any of their Assets;
(iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right under any Agreement to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any Company Subsidiary or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Company Material Adverse Effect and that would not prevent Company from consummating the Merger on a timely basis.

         (b) The execution, delivery and performance by Company and each Company Subsidiary of this Reorganization Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and each Company Subsidiary of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Reorganization Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act and Laws of other Governmental Entities, (B) the filing and recordation of the Agreement of Merger and the articles of merger as required by California Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material

Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company or any Company Subsidiary that would have a Company Material Adverse Effect.

         (c) Except as set forth in Section 3.06 of the Company Disclosure Letter, all returns, reports, statements and other documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or Assets of the Company and each Company Subsidiary have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at the Company or Company Subsidiary.

         (d) No Governmental Entity or any other Person has notified Company or any Company Subsidiary that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company or any Company Subsidiary as part of Acquiror. The Company is not aware of any fact or circumstance related to it or to any Company Subsidiary that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law.


SECTION 3.07  INTELLECTUAL PROPERTY

         (a) Section 3.07 of the Company Disclosure Letter identifies each registered item of Intellectual Property (i) owned by Company or any Company Subsidiary, (ii) owned by any third party and used by Company or any Company Subsidiary pursuant to license, sublicense or other Agreement or (iii) otherwise used by Company or any Company Subsidiary and not otherwise generally used by Persons similarly situated (including, in each case, specification of whether each such item is owned, licensed or used by Company or any Company Subsidiary). In addition, neither Company nor any Company Subsidiary has licensed (as licensor), sublicensed (as sublicensor) or entered into any other agreement with respect to the use of any Intellectual Property except: (A) in the course of distributing software products of Company and any Company Subsidiary; or (B) to the U.S. Government pursuant to a government contract or to a subcontract under a government contract.

         (b) The Company and each Company Subsidiary either owns or has adequate rights to use all of the Intellectual Property that is necessary to, and currently used for, its business as now conducted or currently proposed to be conducted, and such Intellectual Property is free and clear of Encumbrances. The Company has previously furnished to Acquiror evidence of either ownership by the Company or a Company Subsidiary of or license rights to use its Intellectual Property.

         (c) There are no pending or, to Company's knowledge, threatened claims against Company or any Company Subsidiary alleging that the conduct of its business infringes any Intellectual Property rights of others that would have a Company Material Adverse Effect. Neither the Intellectual Property of Company nor any Company Subsidiary is subject to any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, order, decree or judgment. The business of Company and each Company Subsidiary as now conducted or proposed to be conducted does not infringe any third-party Intellectual Property rights.

         (d) To the Company's knowledge, no third party is infringing upon any of the Company's or any Company Subsidiary's Intellectual Property, and neither the Company nor any Company Subsidiary has notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's or any Company Subsidiary's Intellectual Property or engaging in any act of unfair competition. The Company and each Company Subsidiary have the right to bring an action for the infringement of all of its Intellectual Property that is owned by the Company or any Company Subsidiary.

         (e) Company and each Company Subsidiary has taken all steps that are required to protect Company and each Company Subsidiary's rights in confidential information and trade secrets of Company and each Company Subsidiary or provided by any other Person to Company or any Company Subsidiary. Without limiting the foregoing, Company and each Company Subsidiary has and enforces a policy requiring each employee, director, consultant and contractor to execute a confidentiality and non-disclosure agreement substantially in the form previously provided to Acquiror, and each present and former employee, director, consultant and contractor has executed such an agreement.

         (f) The operation of the business of the Company and each Company Subsidiary as it currently is conducted or currently proposed to be conducted as of and limited to the period prior to the Closing Date by the Company and each Company Subsidiary does not and will not and will not when conducted by the Acquiror or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Neither this Reorganization Agreement nor the transactions contemplated by this Reorganization Agreement, will result in (i) either Acquiror or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either Acquiror's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Acquiror's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Acquiror's or the Surviving Corporation's, respectively, prior to the Closing.


SECTION 3.08  FINANCIAL STATEMENTS AND CONDITION

         (a) Company has prepared the consolidated balance sheets of Company and the Company Subsidiaries as of the end of the fiscal year ending in each of 1997, 1998, and 1999 (collectively, the "Company Balance Sheet") and the consolidated statements of income, Seller's equity and changes in financial position for each of such fiscal years (The Company Balance Sheet and such consolidated statements of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "Company Financial Statement"). A true and complete copy of the Company Financial Statement has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Letter.

         (b) The Company Financial Statement, including, without limitation, the notes thereto, (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly the consolidated financial position of Company and its Subsidiaries and their consolidated results of operations and cash flows applied on a basis consistent with prior accounting periods.

         (c) Company does not expect any year-end audit adjustments for the current fiscal year ending June 30, 2000. To the knowledge of Company, there are no anticipated material charges or write-offs of a non-recurring nature for the fiscal year ending June 30, 2000.


SECTION 3.09  ABSENCE OF CERTAIN DEVELOPMENTS

Since June 30, 1999:

         (a) the business of Company and each Company Subsidiary has been conducted in all material respects only in the Ordinary Course of Business;

         (b) neither Company nor any Company Subsidiary has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit facilities in existence on June 30, 1999;

         (c) neither Company nor any Company Subsidiary has mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $10,000 in the aggregate;

         (d) neither Company nor any Company Subsidiary has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of their respective capital stock or other equity interests, other than a cash dividend of $0.065 per share or an aggregate amount of $59,150 paid on December 21, 1999;

         (e) neither Company nor any Company Subsidiary has (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers), other than the sale to certain officer's of the Company of the vehicles at their current Blue Book Value as further identified on Section 3.09 to the Company Disclosure Letter; (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person,
(B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of

Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or (viii) entered into or consummated any transaction with any Affiliate;

         (f) there has been no loss, destruction or damage to any material item of property of Company or any Company Subsidiary, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

         (g) other than in the Ordinary Course of Business and consistent with past practices, neither Company nor any Company Subsidiary has made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company or any Company Subsidiary;

         (h) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving Company or any Company Subsidiary or any material change in any of their respective personnel or the terms and conditions of the employment of such personnel;

         (i) neither Company nor any Company Subsidiary has made any change in
(x) its methods of accounting or accounting practices, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

         (j) neither Company nor any Company Subsidiary has terminated or closed any material facility, business or operation;

         (k) neither Company nor any Company Subsidiary has made any material loan, advance or capital contributions to, or any other investment in, any Person other than travel advances previously disclosed to Acquiror;

         (l) neither Company nor any Company Subsidiary has adopted or increased any benefits under any Plan in any material manner;

         (m) neither Company nor any Company Subsidiary has written up or written down any of its respective material assets;

         (n) neither Company nor any Company Subsidiary has terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material contractual obligation; and

         (o) neither Company nor any Company Subsidiary has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 3.09.


SECTION 3.10  ABSENCE OF UNDISCLOSED LIABILITIES

To the knowledge of Company, there are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company or any Company

Subsidiary, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Financial Statement, except for those that may have been incurred after June 30, 1999 in the Ordinary Course of Business or that are not material in amount either individually or collectively. Since June 30, 1999, neither Company nor any Company Subsidiary has incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. Additionally, all bonuses and incentive compensation (including, without limitation, all compensation-related expenses) have been accrued on the Company Financial Statement based on GAAP and consistent with past practices.


SECTION 3.11  LITIGATION; DISPUTES

         (a) Company has not received notice of, and there is no pending, or, to the knowledge of Company, threatened, any action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or any Company Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Reorganization Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity that, alone or in the aggregate, would have a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

         (b) Company and each Company Subsidiary have complied and are in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Company and each Company Subsidiary and their respective businesses or Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, zoning and other matters. Company and each Company Subsidiary have obtained and hold all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities necessary in order to own, use and maintain their respective Assets and to conduct their respective businesses as presently conducted.


SECTION 3.12  REAL PROPERTY LEASES

Section 3.12 of the Company Disclosure Letter lists each real property lease under which Company or any Company Subsidiary is the lessee or lessor. Company and each Company Subsidiary are the owners and holders of the leasehold estates purported to be granted to them by the leases listed in Section 3.12 of the Company Disclosure Letter. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company and each Company Subsidiary have in all material respects performed all material obligations thereunder required to be performed by any of them to date. To the knowledge of Company, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default. Neither Company nor any Company Subsidiary owns or holds interests in any Real Property.


SECTION 3.13  OTHER AGREEMENTS; NO DEFAULT

Sections 3.12 and 3.13 of the Company Disclosure Letter list each Agreement (other than Agreements solely between Company and any Company Subsidiary) to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their respective Assets, is bound, and which (i) involves expenditures or receipts by Company or any Company Subsidiary (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $25,000) in any twelve (12) month period or more than $50,000 in the aggregate); or (ii) contain covenants that limit the freedom of Company or any Company Subsidiary to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the "Company Contracts"). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Reorganization Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply with all material provisions thereof, (B) any default by Company or, to the knowledge of Company, any other party thereunder, or (C) to the knowledge of Company (X) any threatened cancellation thereof or (Y) any outstanding dispute thereunder. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.


SECTION 3.14  LABOR RELATIONS

There are no collective bargaining or other labor union Agreements to which Company or any Company Subsidiary is a party. There are, and for the past two
(2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened or reasonably anticipated between Company or any Company Subsidiary and (a) any current or former employees of Company or any Company Subsidiary or (b) any union or other collective bargaining unit representing such employees. Company and any Company Subsidiary have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect.


SECTION 3.15  PENSION AND BENEFIT PLANS

         (a) Company has delivered to Acquiror prior to the execution of this Reorganization Agreement true and complete copies (or written descriptions, where no written plan exists) (and, where applicable, the most recent actuarial, valuation or annual (Form 5500 with attachments) reports with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or could subject Company or any Company Subsidiary to liability under Sections 4063 or 4064 of ERISA. Company has set forth in the Company Disclosure Letter (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Pension Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Company Stock Plans.

         (b) From their inception, all Company Benefit Plans have been and are in compliance (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans.

         (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

         (d) Neither Company nor any Company Subsidiary has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise, and there are no restrictions on the rights of Company or any Company Subsidiary to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

         (e) Neither the execution and delivery of this Reorganization Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         (f) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code or qualified as a voluntary employees' beneficiary association under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the

IRS that it is so qualified and so exempt, and no fact or event has occurred that could adversely affect such qualified or exempt status.

         (g) Company and each Company Subsidiary have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Merger.

         (h) With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) neither Company nor any Company Subsidiary has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if Company or any Company Subsidiary were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; (iii) neither Company nor any Company Subsidiary has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated, and (iv) neither Company nor any Company Subsidiary is liable or has been advised that it is liable for any funding Taxes under sections 413(b)(6) or 4971 of the Code on account of any accumulated funding deficiency of any Multiemployer Plan to which Company or any Company Subsidiary has contributed or is required to contribute.

         (i) Neither Company nor any Company Subsidiary is now or has ever been a "substantial employer" as defined in Section 4001(a)(2) of ERISA.


SECTION 3.16  TAXES AND TAX MATTERS

         (a) The Company and each Company Subsidiary have paid all Taxes due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

         (b) The Company and each Company Subsidiary has filed on a timely basis all Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. Except as described in Section 3.16 of the Company Disclosure Letter, none of Company or any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company or any Company Subsidiary does not file Company Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of Company or any Company Subsidiary has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

         (c) Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

         (d) None of Company nor any Company Subsidiary has knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for taxes of Company or any Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company and each Company Subsidiary has delivered to the Acquiror copies of, and Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company and any Company Subsidiary ended on or after December 31, 1995; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

         (e) The unpaid Taxes of Company and any Company Subsidiary (i) did not, as of the date of any financial statements of Company and the Company Subsidiaries furnished to Acquiror pursuant to Section 3.08 of this Reorganization Agreement, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company or any Company Subsidiary in filing their Company Tax Returns.

         (f) None of Company or any Company Subsidiary has filed a consent under
Section 341(f) of the Code, concerning collapsible corporations. None of Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each Company Subsidiary has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. None of Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. None of Company or any Company Subsidiary (A) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) has any Liability for the Taxes of any Person (other than any of Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         (g) Section 3.16 of the Company Disclosure Letter sets forth the following information with respect to each of Company and each Company Subsidiary (or, in the case of clause (ii) below, with respect to each of the Company Subsidiary) as of the date hereof: (i) the tax basis of Company and each Company Subsidiary in its assets; (ii) the basis of the shareholders of each Company Subsidiary in such Company Subsidiary's stock (or the amount of any excess loss account); and (iii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to Company or a Company Subsidiary; and (iv) the amount of any deferred gain or loss allocable to Company or a Company Subsidiary arising out of any "deferred intercompany transaction" as defined in Treas. Reg. Section 1.1502-13(a)(2).

SECTION 3.17  INSURANCE

Section 3.17 of the Company Disclosure Letter lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company or any Company Subsidiary. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company and by each Company Subsidiary with all requirements of Law and of all Agreements to which Company or any Company Subsidiary is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets; and (f) have the policy expiration dates set forth in Section
3.17 of the Company Disclosure Letter.


SECTION 3.18  ARRANGEMENTS WITH RELATED PARTIES

No present or former officer, director, Shareholder or Person known by the Company to be an Affiliate of the Company or the any Company Subsidiary, nor any Person known by the Company to be an Affiliate of such Person, is currently a party to any transaction or agreement with the Company or the any Company Subsidiary, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, Shareholder or affiliate.


SECTION 3.19  BOOKS AND RECORDS

The books of account, stock records, minute books and other corporate and financial records of Company and each Company Subsidiary are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to Company and each Company Subsidiary, and Company and each Company Subsidiary will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board of Directors and/or Shareholders of the Company and each Company Subsidiary held as of the date hereof (or written consents in lieu of such meetings).


SECTION 3.20  ASSETS

Company and each Company Subsidiary have good, valid and marketable title to all Assets respectively owned by them, including, without limitation, all material Assets reflected in the Company Financial Statement and all Assets acquired by Company or by any Company Subsidiary since June 30, 1999 (except for Assets reflected in the Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All personal property of Company and each Company Subsidiary is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used. All Inventory of Company and each Company Subsidiary
(i) consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of

Business and (ii) have been reflected in the Company Financial Statement in accordance with the Company's historic accounting past practices.


SECTION 3.21  BOARD RECOMMENDATION

The Board of Directors of Company has unanimously adopted, in compliance with California Law, a resolution advising, authorizing, approving and adopting this Reorganization Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Reorganization Agreement and the transactions contemplated hereby by the Company Shareholders. Company Shareholders representing 96.7% of the Company Common Stock have adopted in compliance with California Law a resolution authorizing, approving, and adopting the Reorganization Agreement and the transactions contemplated hereby.


SECTION 3.22  DIRECTORS AND OFFICERS

Section 3.22 of the Company Disclosure Letter lists all current directors and officers of Company and each Company Subsidiary, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits paid by Company or any Company Subsidiary for the current fiscal year and the most recently completed fiscal year.


SECTION 3.23  STATE TAKEOVER STATUTES; CERTAIN CHARTER PROVISIONS

The Board of Directors of Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of Company) necessary to exempt Company, each Company Subsidiary and Affiliates, the Merger, this Reorganization Agreement and the transactions contemplated hereby and thereby from the takeover provisions of California Law, if any. To the knowledge of Company, no other state takeover statutes or Company charter or bylaw provisions are applicable to the Merger or this Reorganization Agreement and the transactions contemplated hereby or thereby.


SECTION 3.24  ENVIRONMENTAL MATTERS

Each of the Company and each Company Subsidiary is in material compliance with all Environmental Laws. Neither the Company nor any Company Subsidiary has any material liability under any Environmental Law, nor is any of the Company or any Company Subsidiary responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Company Subsidiary's activities involving Hazardous Materials.


SECTION 3.25  Y2K COMPLIANCE

         (a) Each of the Company's and each Company Subsidiary's products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"); (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) will be interoperable with other products used and distributed by Company or each Company Subsidiary, as applicable, that may reasonably deliver records to, receive records from, or interact with the Company's or Company Subsidiary's products, including but not limited to back-up and archived data.

         (b) All of the Company's and each Company's Subsidiary's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any Company Subsidiary's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any Company Subsidiary in the conduct of its business, or purchased by the Company or any Company Subsidiary from third party suppliers.


SECTION 3.26  GOVERNMENT CONTRACTS AND OTHER COMMITMENTS

         (a) With respect to any contracts with Governmental Entities and subcontracts (at any tier) under prime contracts with Governmental Entities to which Company or any Company Subsidiary is a party (collectively, "Government Contracts"): (A) such Government Contracts constitute valid and binding obligations of Company or a Company Subsidiary, and the other party or parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (B) Company and each Company Subsidiary is in compliance in all material respects with the terms of all Government Contracts to which it is a party and all laws, regulations and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration and other aspects of its Government Contracts, including without limitation the False Claims Act, False Statements Act, and Truth in Negotiations Act, except for such non-compliance that does not have a Company Material Adverse Effect; (C) none of Company, any Company Subsidiary, or to the knowledge of Company, any other party has terminated, canceled or waived any material term or condition of any such Government Contract; (D) the cost accounting, pricing, estimating, property and procurement systems relating to Company's and any Company Subsidiary's Government Contracts are in compliance in all material respects with applicable laws regulations and contract provisions, including without limitation procurement integrity laws and regulations, cost principles and cost accounting standards; and (E) Company and each Company Subsidiary is in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program.

         (b) With respect to the Government Contracts to which Company or any Company Subsidiary is a party, except as is reserved for on the Company Financial Statement: (A) each billed account receivable represents a bona fide claim against the government for sales, services performed or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable Government Contracts; (B) to the best of Company's knowledge, each such billed account receivable is subject to no defense, counterclaim or right to setoff and is fully collectable in the Ordinary Course of Business consistent with past practices without cost in collection efforts therefor; and (C) all unbilled or unreserved amounts included in accounts receivable will, in the Ordinary Course of Business as currently conducted consistent with past practices, mature into and become billed accounts receivable in the same or greater amount and such receivables, when billed, will be fully collectable in the Ordinary Course of Business consistent with past practices.

         (c) With respect to the Government Contracts to which Company or any Company Subsidiary is a party, none of such Government Contracts has incurred or currently projects cost overruns in an amount exceeding $50,000.

         (d) With respect to the Government Contracts to which Company or any Company Subsidiary is a party, neither Company nor any Company Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts to which it is a party, or any account receivable relating thereto, whether as a security interest or otherwise.

         (e) With respect to any Government Property provided to or acquired by the Company or any Company Subsidiary pursuant to the Government Contracts: (A) the approximate value of such Government Property as of the date hereof is $934,272; and (B) there exists no material deviation between the Government Property as provided to or acquired by the Company or any Company Subsidiary and the Government Property as currently possessed by the Company and any Company Subsidiary

         (f) Neither Company nor any Company Subsidiary has received any formal notice or other written communication from the federal government within the last three (3) years regarding its actual or threatened disqualification, suspension or debarment from contracting with the federal government and, to the knowledge of Company, no action for which Company or any Company Subsidiary has received such notice prior to the last three (3) years is pending.

         (g) To the knowledge of Company, there is no: (A) pending or threatened investigation for fraud or other misconduct relating to Government Contracts to which Company or any Company Subsidiary is a party; (B) existing or threatened claim, cost disallowance, pricing adjustment, or adverse audit finding relating to any Government
Contract to which Company or any Company Subsidiary is a party; or (C) termination for default or cure notice or show cause notice currently in effect, relating to any Government Contract to which Company or any Company Subsidiary is a party.


SECTION 3.27  RELATIONS WITH GOVERNMENTS

Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of the Company's or any Company Subsidiary's officers, directors, employees or agents (or Shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or any Company Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. Neither the Company nor any Company Subsidiary has otherwise taken any action that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.


SECTION 3.28  BROKER'S FEES

Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Reorganization Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

Except as specifically set forth in the Disclosure Letter delivered by Acquiror and Acquiror Sub to Company prior to the execution and delivery of this Reorganization Agreement (the "Acquiror Disclosure Letter") and referenced in the Acquiror Disclosure Letter to the Section(s) of this Article IV to which such disclosure applies, Acquiror and Acquiror Sub hereby jointly and severally represent, warrant to and agrees with Company as follows, in each case as of the date of this Reorganization Agreement and as of the Closing Date:

SECTION 4.01  ORGANIZATION AND QUALIFICATION

Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Reorganization Agreement and to carry out the transactions contemplated hereby. Acquiror Sub is a corporation duly organized, validly existing and in good standing under California Law, and has full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Reorganization Agreement and to carry out the transactions contemplated hereby. Each of Acquiror and Acquiror Sub is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the failure to be so qualified would not have an Acquiror Material Adverse Effect.


SECTION 4.02  RELIANCE ON FINANCIAL INFORMATION

Acquiror has relied on the financial statements of the Company for periods prior to the Closing Date. Acquiror has made its own evaluation of the backlog of revenues due under any contract of the Company. No reliance has been placed on any financial projections or forward looking statements made by Company or Company Shareholders.


SECTION 4.03  AUTHORITY; BINDING OBLIGATION

Each of Acquiror and Acquiror Sub has the full and unrestricted corporate power and authority to execute and deliver this Reorganization Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Acquiror and Acquiror Sub of this Reorganization Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Reorganization Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).


SECTION 4.04  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Reorganization Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Acquiror, or the articles of incorporation or the bylaws of Acquiror Sub; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act and the filing and recordation of the Agreement of Merger and the articles of merger as required by California Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have an Acquiror Material Adverse Effect and that would not prevent Acquiror or Acquiror Sub from consummating the Merger on a timely basis.

         (b) The execution, delivery and performance by Acquiror and Acquiror Sub of this Reorganization Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Reorganization Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act, (B) the filing and recordation of the Agreement of Merger and the articles of merger as required by California Law and
(C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have an Acquiror Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or Surviving Corporation that would have an Acquiror Material Adverse Effect.


SECTION 4.05  NO PRIOR ACTIVITIES OF ACQUIROR SUB

Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Reorganization Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS


SECTION 5.01  CONDUCT OF BUSINESS OF COMPANY UNTIL EFFECTIVE TIME

The Company hereby covenants and agrees that, from the date of this Reorganization Agreement until the Effective Time, Company, unless otherwise expressly contemplated by this Reorganization Agreement or consented to in writing by Acquiror, will, and will cause each Company Subsidiary to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, neither Company nor any Company Subsidiary will:

         (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Reorganization Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Acquiror; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director, officer or employee;

         (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

         (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Company Subsidiary or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

         (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

         (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

         (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

         (g) propose or adopt any amendments to its articles of incorporation, bylaws or other comparable charter or organizational documents;

         (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

         (i) make or agree to make any new capital expenditures which are not included in the Company's 2000 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $100,000;

         (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the Ordinary Course of Business;

         (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party;

         (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company or any Company Subsidiary is a party;

         (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Government Entity;

         (n) take any action or fail to take any action that would have a Company Material Adverse Effect prior to or after the Effective Time or a material adverse effect after the Effective Time, or that would adversely affect the ability of the Company or any Company Subsidiary prior to the Effective Time, or Acquiror or any of its Subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Agreement; or

         (o)      authorize, or commit or agree to do any of the foregoing.


SECTION 5.02  BEST EFFORTS TO SATISFY CONDITIONS

Acquiror and Company shall use their respective best efforts to cause all conditions to the obligations of Acquiror and Company set forth in Article VII of this Reorganization Agreement to be satisfied on or before the Closing Date.


SECTION 5.03  OTHER ACTIONS

Acquiror and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Reorganization Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII of this Reorganization Agreement not being satisfied.


SECTION 5.04  CERTAIN TAX MATTERS

From the date hereof until the Effective Time, Company and Company Subsidiary
(a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed during such period ("Post-Signing Returns"), which Post-Signing Returns shall be accurate in all material respects, or permitted extensions with respect thereto, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by Company and Company Subsidiary for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to Company or any Company Subsidiary in respect of any Taxes.

SECTION 5.05  ACCESS AND INFORMATION

For so long as this Reorganization Agreement is in effect, and subject to applicable Laws, Company shall, and shall cause each Company Subsidiary to, (a) afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to Acquiror (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Acquiror may reasonably request.


SECTION 5.06  NOTIFICATION FILING REQUIRED UNDER HSR ACT

If required, the Parties shall make good faith efforts to complete and file without delay, and in any event within thirty (30) days after the date of this Reorganization Agreement, any notification filing required under the HSR Act with respect to the transactions contemplated by this Reorganization Agreement. The Parties shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Acquiror and the Company shall each pay half of all filings fees in connection therewith.


SECTION 5.07  ACCESS TO COMPANY AND COMPANY SUBSIDIARY INFORMATION

From the date hereof and through the Closing Date, Company shall, and shall cause each Company Subsidiary and its accountants, counsel, investment bankers, financial advisors, consultants and other representatives, to provide Acquiror and Acquiror's accountants, counsel, investment bankers, financial advisors, consultants and other representatives, upon reasonable notice, access to, and make available, all books, contracts, records, reports, properties and commitments of Company and each Company Subsidiary, including, without limitation, Company's and each Company Subsidiary's tax returns and financial statements, for Acquiror's use in connection with Acquiror's financing.


SECTION 5.08  EXON-FLORIO NOTICE; MITIGATION OF FOCI

         (a) Acquiror promptly shall use reasonable, best efforts to obtain confirmation from the staff of the Committee on Foreign Investment in the United States ("CFIUS") that the Merger does not fall within the scope of transactions for review under the "Exon-Florio" Amendment to the Defense Production Act, and, if such confirmation is not obtained in a timely manner, Acquiror shall use its reasonable, best efforts to prepare and file with CFIUS a notice under such Amendment with respect to the Merger (the "Exon-Florio Notice") by February 15, 2000.

         (b) If requested by any Governmental Entity in connection with its consideration of the transactions contemplated by this Reorganization Agreement, Acquiror shall agree to, and shall cause to be executed and delivered, reasonable Agreements or restrictions designed to mitigate FOCI on Acquiror.

         (c) Acquiror and Company shall use their respective reasonable, best efforts, to obtain as soon as possible, and in any event prior to February 15, 2000, confirmation from the "Cognizant Agencies" (as such term is defined herein) that they will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the Merger.

         (d) For purposes of this Reorganization Agreement, the "Cognizant Agencies" are: (i) the Defense Security Service of the Department of Defense;
(ii) the Chief, Counter Intelligence Acquisition Board of the Central Intelligence Agency; (iii) the Chief, Security Policy Branch of the National Reconnaissance Office; (iv) the Industrial Management Branch of the Federal Bureau of Investigation; (v) the office in the National Security Agency responsible for supervision of NISPOM compliance by contractors and subcontractors of that Agency; and (vi) the office in the Drug Enforcement Administration responsible for supervision of NISPOM compliance by contractors and subcontractors of that Administration.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS


SECTION 6.01  SHAREHOLDER APPROVAL

Promptly after the date of this Reorganization Agreement, Company shall take all additional action, if any, necessary in accordance with California Law and its articles of incorporation and bylaws to secure the vote or consent of Company Shareholders required by California Law to approve this Reorganization Agreement and the transactions contemplated hereby. In all events, this Reorganization Agreement shall be submitted to the Company Shareholders whether or not the board of directors of the Company determines that this Reorganization Agreement is no longer advisable and recommends that the Company Shareholders reject it.


SECTION 6.02  APPROPRIATE ACTION; CONSENTS; FILINGS

         (a) Upon the terms and subject to the conditions set forth in this Reorganization Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Reorganization Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Reorganization Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Acquiror, or any of its Subsidiaries, or Company, or any Company Subsidiary, in connection with the authorization, execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Reorganization Agreement and the

Merger required under (A) the HSR Act, (B) the Exon-Florio Amendment to the Defense Production Act (if this transaction is determined by Acquiror to be subject thereto) and the FOCI regulations of the Defense Security Service and
(C) any other applicable Law; PROVIDED that Acquiror and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Reorganization Agreement.

         (b) (i) Except as the Parties may otherwise agree, Company, each Company Shareholder and Acquiror shall give (and, in the case of Company, shall cause each Company Subsidiary to give, and, in the case of Acquiror, shall cause its Subsidiaries to give) any notices to third parties, and use (and, in the case of Company, shall cause each Company Subsidiary to use, and, in the case of Acquiror, shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Reorganization Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

                  (ii) In the event that either Company, any Company Shareholder or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 6.02(b)(i) of this Reorganization Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company or any Company Subsidiary and Acquiror or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

         (c) From the date of this Reorganization Agreement until the Effective Time, Company, each Company Shareholder and Acquiror shall promptly notify each other in writing of any pending or, to the knowledge of Company or any Company Subsidiary or Acquiror or any one of its Subsidiaries, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transaction contemplated hereunder or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of Company or any Company Subsidiary. Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.03 DISCLOSURE

         Prior to the Effective Time, each Party shall notify the other Parties by written update to its respective Disclosure Letter of (i) any representation or warranty made by it in connection with this Reorganization Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Reorganization Agreement not to be satisfied or (iii) the failure of Company, any Company Subsidiary, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Reorganization Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Reorganization Agreement not to be satisfied; PROVIDED, HOWEVER, the delivery of any notice pursuant to this Section 6.03(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Reorganization Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.


SECTION 6.04  PUBLIC ANNOUNCEMENTS

Acquiror, Acquiror Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Reorganization Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any applicable listing agreements.


SECTION 6.05  OBLIGATIONS OF ACQUIROR SUB

Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Reorganization Agreement and to consummate the Merger on the terms and conditions set forth in this Reorganization Agreement.


SECTION 6.06  TRANSACTION EXPENSES

Except as set forth in Section 5.06 of this Reorganization Agreement (relating to the payment of filing fees in connection with any notification filings under the HSR Act), each Party to this Reorganization Agreement shall bear their own expenses in connection herewith, including, without limitation, the fees of each Party's respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers, but in no event shall such fees and expenses (including, without limitation, the fees and expenses described in Section 3.28 of the Company Disclosure Letter) incurred by or on behalf of the Company exceed $190,000 (the "Transaction Expenses"). In the event Acquiror or Acquiror Sub shall pay any such expenses of Company or any Company Subsidiary following the Closing, Acquiror or Acquiror Sub shall be entitled to offset any such expenses an offset against the outstanding amount of principal and accrued but unpaid interest under the Indemnification Promissory Note in the same manner as set forth in

Article IX of this Reorganization Agreement. In the event that the Transaction Expenses are not paid prior to Closing, Acquiror agrees to promptly pay such Transaction Expenses after Closing.


SECTION 6.07  KEY EMPLOYEES

Key Employees of the Company and any Company Subsidiary who continue to be employed with the Surviving Corporation following the Merger, shall, during the term of their employment, (i) be eligible to participate in Acquiror's incentive compensation program, and will have the opportunity to participate in the Acquiror's stock option plan, on terms consistent with similarly situated employees of the Acquiror and its Affiliates and (ii) be entitled to receive a portion of a $1,000,000 retention bonus pool which shall be payable upon terms and conditions agreed upon by Acquiror and the Principal Stockholder, prior to Closing.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT


SECTION 7.01  CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS
              REORGANIZATION AGREEMENT

The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and Company, in whole or in part, to the extent permitted by applicable Law:

         (a) SHAREHOLDER APPROVAL. This Reorganization Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of Company Shareholders.

         (b) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; PROVIDED, HOWEVER, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; PROVIDED, FURTHER, that the failure to obtain a required consent or approval of a Governmental Entity (other than that specified in Section 7.01(c)) of this Reorganization Agreement shall not form the basis for an assertion that this condition is not satisfied.

         (c) HSR ACT. The applicable waiting period with respect to the Merger and the other transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

         (d) COMPANY SECURITIES. Except as set forth in the Company Disclosure Letter, there shall be no other securities of Company outstanding that are securities convertible into or exchangeable for Company Common Stock or any other equity securities of Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other equity securities of Company.

         (e) EXON-FLORIO; COGNIZANT AGENCY CONFIRMATION. (i) If an Exon-Florio Notice shall have been filed as provided in Section 5.10(a), the thirty (30) day notice period shall have expired or been earlier terminated without a recommendation by CFIUS that a formal investigation of the Merger be commenced; or (ii) if an Exon-Florio Notice shall not have been filed as provided in
Section 5.10(a), confirmation shall have been obtained from the Cognizant Agencies that they will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the Merger, PROVIDED that if all such confirmations are not obtained by February 15, 2000, Acquiror shall consider, in good faith, whether to waive this condition with respect to agencies with which the Company has contracts or subcontracts that Acquiror does not consider to be material to the business of the Company.

SECTION 7.02  Additional Conditions to Obligations of Acquiror and Acquiror Sub

The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Reorganization Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Company contained in this Reorganization Agreement shall be true and correct as of the date of this Reorganization Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Reorganization Agreement. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

         (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all respects with all Agreements and covenants required by this Reorganization Agreement to be performed or complied with by Company on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) to that effect.

         (c) OPINION OF COUNSEL. Acquiror shall have received from Rosenberg, Herfel, Stethem & Bender, LLP, counsel to Company, an opinion dated the Closing Date, which is reasonable and customary for transactions of the type contemplated by this Reorganization Agreement.

         (d) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material

Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, an Acquiror Material Adverse Effect. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

         (e) COMPANY MATERIAL ADVERSE EFFECT. Since June 30, 1999, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect) not disclosed in the Company Disclosure Letter as of the date hereof. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

         (f) CONSENTS: Company and Company Subsidiary shall have procured all consents of third-parties and Governmental Entities specified in Section 3.06 of the Company Disclosure Letter. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

         (g) ESTIMATE OF CASH ADJUSTMENT AS OF CLOSING DATE. Acquiror shall have received from Company five (5) days prior to the Closing Date an estimate of the Cash Adjustment of the Company estimated as of the Closing Date and prepared on a good faith basis. The Parties acknowledge and agree that the amounts set forth on such estimate shall be used in computing the Adjusted Merger Amount.

         (h) INDEMNIFICATION PROMISSORY NOTE. Acquiror shall have delivered to the Company Shareholders a promissory note in substantially the form attached hereto as EXHIBIT C (the "Indemnification Promissory Note").


SECTION 7.03  ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company to effect the Merger and the other transactions contemplated by this Reorganization Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Acquiror Sub contained in this Reorganization Agreement shall be true and correct as of the date of this Reorganization Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Reorganization Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to the foregoing effect.

         (b) AGREEMENTS AND COVENANTS. Acquiror and Acquiror Sub shall have performed or complied in all respects with all Agreements and covenants required by this Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time except for such noncompliance that does not have an Acquiror Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror and Acquiror Sub to that effect.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER


SECTION 8.01  TERMINATION

This Reorganization Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Reorganization Agreement and the Merger by Company
Shareholders:

         (a)      by mutual written consent of Acquiror and Company;

         (b) (i) by Acquiror, if any of the conditions provided in Section 7.02 have not been met and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable law, such conditions have not been waived in writing by Acquiror;

             (ii) by Company and the Company Shareholder, if any of the conditions provided in Section 7.03 have not been met and such failure has not been cured within twenty (20) business days following receipt by Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company and the Company Shareholder.

         (c) by either Acquiror or Company and the Company Shareholder if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect;

         (d) by either Acquiror or Company if the Merger shall not have been consummated by the earlier to occur of the Scheduled Closing Date or April 15, 2000; PROVIDED HOWEVER, that the right to terminate this Reorganization Agreement under this Section 8.01(d) shall not be available to (i) Acquiror, where Acquiror's failure to fulfill any obligation under this Reorganization Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company's or any Company Shareholder's failure to fulfill any obligation under this Reorganization Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (e) by either Acquiror, or Company and the Company Shareholders, if any of the conditions provided in Section 7.01 have not been met, or to the extent permitted by applicable law, have not been waived by both Parties.


SECTION 8.02  EFFECT OF TERMINATION

In the event of termination of this Reorganization Agreement by either Acquiror or Company as provided in Section 8.01 of this Reorganization Agreement, this Reorganization Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company Shareholder, Acquiror, Acquiror Sub or Company or any of their respective directors or officers except
(i) nothing herein shall relieve any Party from liability for any breach hereof,
(ii) each Party shall be entitled to any remedies at law or in equity for such breach and (iii) Sections 6.08 and 8.02 and Article IX of this Reorganization Agreement shall remain in full force and effect and survive any termination of this Reorganization Agreement.


SECTION 8.03  [INTENTIONALLY OMITTED]




SECTION 8.04  AMENDMENT

Subject to applicable Law, this Reorganization Agreement may be amended by the Parties at any time prior to the Effective Time. This Reorganization Agreement may not be amended except by an instrument in writing signed by the Parties.


SECTION 8.05  EXTENSION; WAIVER

At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Reorganization Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Reorganization Agreement or otherwise shall not constitute a waiver of such rights.


                                   ARTICLE IX

                      SURVIVAL OF REPRESENTATIONS; REMEDIES


SECTION 9.01  SURVIVAL OF REPRESENTATIONS

All representations, warranties, covenants, indemnities and other agreements made by any party to this Reorganization Agreement herein, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for a period of twelve (12) months after the Effective Time; PROVIDED, HOWEVER, that the representations set forth in Section 3.05 (Authority; Binding Obligation),
Section 3.15 (Pension and Benefit Plans), Section 3.16 (Taxes and Tax Matters) and Section 3.24 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.


SECTION 9.02  INDEMNIFICATION BY PRINCIPAL SHAREHOLDER; RIGHT TO OFFSET

         (a) The Principal Shareholder (and the other Company Shareholders only to the extent of their interest in the Indemnification Promissory Note) hereby agrees indemnify, defend and hold Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in no event shall any Shareholder of the Company prior to the Effective Time be such an Acquiror Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Reorganization Agreement to the contrary notwithstanding:

                  (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Reorganization Agreement, in the Agreement of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto; and

                  (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Reorganization Agreement, in the Agreement of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

         (b) Notwithstanding anything in this Reorganization Agreement to the contrary, the Principal Shareholder shall not be responsible for any Loss pursuant to this Section 9.02 unless and until the aggregate amount of all of such Losses shall exceed $100,000, in which case the Principal Shareholder shall be liable for the entire Loss including the $100,000. In the event, from time to time, any Acquiror Indemnified Person determines that it has suffered a Loss for which indemnification is available pursuant to this Article IX, the following procedure shall be followed:

                  (i) Acquiror Indemnified Person shall give written notice of any such claim (a "Loss Notice") to the Shareholder Representative specifying in reasonable detail the amount of the claimed Loss (the "Loss Amount") and the basis for such Loss and that the Acquiror intends to offset against the aggregate outstanding amount of principal and accrued but unpaid interest under the Indemnification Promissory Note the amount of any such Loss.

                  (ii) Within twenty (20) days after delivery of a Loss Notice, the Shareholder Representative shall provide to Acquiror and the Acquiror Indemnified Person (if not the same Person), a written response (a "Response Notice") in which the Shareholder Representative will (i) agree that an offset in the full Loss Amount may be made against the Indemnification Promissory Note,
(ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the Indemnification Promissory Note or (iii) contest making any offset against the Indemnification Promissory Note. The Shareholder Representative may contest an offset against the Indemnification Promissory Note upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the Acquiror Indemnified Person is entitled to indemnification under this Article IX. If no Response Notice is delivered by the Shareholder Representative within such twenty (20) day period, the Principal Shareholder shall be deemed to have agreed that an offset in the full Loss Amount may be made against the Indemnification Promissory Note.

                  (iii) If the Shareholder Representative in the Response Notice agrees (or is deemed to have agreed) that an offset may be made against the Indemnification Promissory Note in an amount equal to the Loss Amount, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Loss Amount to be made to the Indemnification Promissory Note.

                  (iv) If the Shareholder Representative in the Response Notice agrees that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the Indemnification Promissory Note, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Agreed Amount to be made to the Indemnification Promissory Note.

                  (v) If the Shareholder Representative in the Response Notice contests an offset against the Indemnification Promissory Note equal to all or any part of the Loss Amount (the "Contested Amount"), the Acquiror Indemnified Person and the Shareholder Representative shall negotiate in good faith to resolve any such dispute. If any such dispute cannot be resolved within fifteen
(15) days after the receipt by the Acquiror of the Response Notice, the Acquiror Indemnified Person and the Shareholder Representative shall submit the matter to the Los Angeles, CA office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror Indemnified Person and the Shareholder Representative will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter,
(B) the determination by AAA, as set forth in a notice delivered to the Acquiror Indemnified Person and the Shareholder Representative by AAA, will be binding and conclusive on such parties and (iii) the Acquiror Indemnified Person and the Principal Shareholder will each bear fifty percent (50%) of the fees of the AAA for such determination.

         (c) The indemnity obligations of the Principal Shareholder (and the other Company Shareholders) under this Article IX shall first be satisfied through the exercise by the Acquiror of the right of offset against the aggregate outstanding amount of principal and accrued but unpaid interest under the Indemnification Promissory Note. The principal amount and accrued but unpaid interest under the Indemnification Promissory Note shall in no way be deemed to be a limitation on the recourse available to any Acquiror Indemnified Person for the indemnification obligations of the Principal Shareholder hereunder. Following its exhaustion of its offset rights as set forth above, Acquiror shall have the right to enforce the indemnity obligations of the Principal Shareholder under this Article IX through an action in a court of competent jurisdiction.

         (d) The exercise of such right of offset by Acquiror in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Reorganization Agreement. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies available to Acquiror.

         (e) No Acquiror Indemnified Person shall be entitled to recover any special, consequential or exemplary damages under this Section 9.02 or any damages based on an adverse effect on Acquirer's stock price. The amount of any Loss shall be reduced to the extent that the Acquiror Indemnified Person receives any insurance proceeds with respect to a Loss.


SECTION 9.03  THIRD PARTY CLAIMS.

The obligations and liabilities of the Principal Shareholders with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

         (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; PROVIDED that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

         (b) Subject to Section 9.03(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

         (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the

Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.03, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

         (d) Anything in this Section 9.03 to the contrary notwithstanding, (i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this Section 9.03, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.03 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.04  NO RECOURSE AGAINST THE COMPANY

The Company Shareholders including, without limitation, the Principal Shareholders, each hereby irrevocably waives any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Reorganization Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Reorganization Agreement. No Company Shareholder, including, without limitation, the Principal Shareholder, shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Company Shareholder, including, without limitation, the Principal Shareholder, that may arise under or pursuant to this Reorganization Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Reorganization Agreement or such other agreements and documents contemplated hereby.


SECTION 9.05  REMEDIES CUMULATIVE

Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                    ARTICLE X

                               GENERAL PROVISIONS


SECTION 10.01  NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

                  (a)      If to Acquiror or Acquiror Sub:

                           The Titan Corporation
                           3033 Science Park Road
                           San Diego, California 92121
                           Facsimile:   (619) 552-9759
                           Attention:   Nicholas J. Costanza, Esq.,

                           With a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           8300 Greensboro Drive, Suite 1100
                           McLean, Virginia  22102
                           Facsimile:   (703) 610-6200
                           Attention:   Richard K.A. Becker, Esq.

                  (b)      If to Company or the Principal Shareholder:

                           William C. Lindsey, Inc.
                           5110 Goldleaf Circle, Ste. 250
                           Los Angeles, California 90056
                           Facsimile:   (323) 293-3063
                           Attention:   Dr. William C. Lindsey

                           With a copy (which shall not constitute notice) to:

                           Rosenberg, Herfel, Stethem & Bender, LLP
                           600 Vine Street, Suite 1800
                           Cinncinatti, Ohio 45202
                           Facsimile:   (513) 763-7694
                           Attention:   James H. Stethem, Esq.


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

                           With a copy (which shall not constitute notice) to:

                           Law Office of Morton C. Devor
                           12400 Wilshire Blvd., Ste 1455
                           Los Angeles, CA 90025
                           Facsimile:   (310) 207-8339
                           Attention:   Morton C. Devor, Esq.

                  (c)      If to Shareholders' Representative:

                           Dr. William C. Lindsey
                           1430 Mariana Drive
                           Pasadena, CA 91105


SECTION 10.02  HEADINGS

The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.


SECTION 10.03  SEVERABILITY

If any term or other provision of this Reorganization Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Reorganization Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Reorganization Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


SECTION 10.04  ENTIRE AGREEMENT

This Reorganization Agreement (together with the Exhibits, Schedules, the Company Disclosure Letter and the Acquiror Disclosure Letter and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.


SECTION 10.05  ASSIGNMENT

Neither this Reorganization Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; PROVIDED, HOWEVER, that Acquiror and Acquiror Sub shall have the right to assign this Reorganization Agreement without the prior written consent of the Company to a direct or indirect Subsidiary of the Acquiror, but no such assignment shall relieve Acquiror or Acquiror Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Reorganization Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.


SECTION 10.06  PARTIES IN INTEREST

This Reorganization Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Reorganization Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to
Article II of this Reorganization Agreement and the rights of the Acquiror Indemnified Person pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Reorganization Agreement.


SECTION 10.07  MUTUAL DRAFTING

Each Party has participated in the drafting of this Reorganization Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Reorganization Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.


SECTION 10.08  GOVERNING LAW

This Reorganization Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; PROVIDED, HOWEVER, the provisions of this Reorganization Agreement relating to the Merger shall be governed by California Law.


SECTION 10.09  COUNTERPARTS

This Reorganization Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


SECTION 10.10  SINGULAR AND PLURAL

Any reference in this Reorganization Agreement to the singular includes a reference to the plural and VICE VERSA.

                                   ARTICLE XI

                                   DEFINITIONS

         For purposes of this Reorganization Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

         "Acquiror" is defined in the Preamble to this Reorganization Agreement.

         "Acquiror Audited Balance Sheet" is defined in Section 4.07(a) of this Reorganization Agreement.

         "Acquiror Financial Statement" is defined in Section 4.07(a) of this Reorganization Agreement.

         "Acquiror Disclosure Letter" is defined in Article IV of this Reorganization Agreement.

         "Acquiror Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

         "Acquiror Sub" is defined in the Preamble to this Reorganization Agreement.

         "Adjusted Merger Consideration" means an amount equal to (a) the Adjusted Merger Amount, MINUS (b) the Holdback Consideration, MINUS (c) the principal amount of the Indemnification Promissory Note.

         "Adjusted Merger Amount" means an amount equal to (a) Twenty Three Million Dollars ($23,000,000), MINUS (or, PLUS) (b) the Cash Adjustment. For purposes of computing the Adjusted Merger Amount, the Cash Adjustment, shall be determined by reference to the estimate to be delivered to the Acquiror pursuant to Section 7.02(g) of this Reorganization Agreement.

         "Affiliate" means: (a) with respect to an individual, any member of such individual's family; (b) with respect to an entity, any officer, director, Shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

         "Agreement" means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

         "Agreement of Merger" is defined in Section 1.02 of this Reorganization Agreement.

         "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

         "business day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the Commonwealth of Virginia are authorized or obligated to be closed.

         "California Law" is defined in the Preamble to this Reorganization Agreement.

         "Cash Consideration" is defined in Section 2.02(a)(i) of this Reorganization Agreement.

         "Certificate" is defined in Section 2.02(b) of this Reorganization Agreement.

         "Closing Adjustment" is defined in Section 2.05(b) of this Reorganization Agreement.

         "Closing Date" is defined in Section 1.02 of this Reorganization Agreement.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Cognizant Agencies" is defined in Section 5.10(d) of this Reorganization Agreement.

         "Company" is defined in the Preamble to this Reorganization Agreement.

         "Company Balance Sheet" is defined in Section 3.08(a) of this Reorganization Agreement.

         "Company Benefit Plans" means all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, whether or not terminated, and trust agreements and insurance contracts under or with respect to which Company or Company Subsidiary has or could have any liability, contingent, secondary or otherwise.

         "Company Common Stock" is defined in Section 3.04 of this Reorganization Agreement.

         "Company Contracts" is defined in Section 3.12 of this Reorganization Agreement.

         "Company Disclosure Letter" is defined in Article III of this Reorganization Agreement.

         "Company Dissenting Shareholder" is defined in Section 2.02(d) of this Reorganization Agreement.

         "Company Financial Statement" is defined in Section 3.08(a) of this Reorganization Agreement.

         "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Company and any Company Subsidiaries, taken as a whole.

         "Company Pension Plan" means any Company Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "Company Shareholders" is defined in the Preamble to this Reorganization Agreement.

         "Company Stock Plan" means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause Company Subsidiary or any other Person to, issue, deliver or sell shares of capital stock of Company or Company Subsidiary, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company or Company Subsidiary.

         "Company Subsidiary" means any Subsidiary of Company.

         "Company Tax Returns" means all Tax Returns required to be filed by Company or any of Company Subsidiary (without regard to extensions of time permitted by law or otherwise).

         "Competing Transactions" is defined in Section 6.07(d) of this Reorganization Agreement.

         "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

         "Effective Time" is defined in Section 1.02 of this Reorganization Agreement.

         "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

         "Environmental Laws" means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Exon-Florio Notice" is defined in Section 5.10(a) of this Reorganization Agreement.

         "GAAP" means United States generally accepted accounting principles.

         "Government Property" means property or equipment in the possession of or directly acquired by a Governmental Entity and subsequently made available to the Company or any Company Subsidiary or any other property or equipment otherwise acquired by the Company or any Company Subsidiary to which a Governmental Entity has title.

         "Governmental Entities" (including the term "Governmental") means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

         "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

         "Holdback Consideration" is defined in Section 2.02(a)(ii) of this Reorganization Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Indemnification Promissory Note" is defined in Section 7.01(f) of this Reorganization Agreement.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, and (g) other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

         "Inventory" means all new materials, work in progress, finished goods and inventorable supplies.

         "Key Employees" means the employees identified by the Company and agreed in writing by Acquiror prior to Closing..

         "knowledge" will be deemed to be present with respect to Company and each Company Subsidiary when the matter in question is known, or upon reasonable investigation, should have been known, to the Company or any Company Subsidiary.

         "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property;

employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

         "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

         "Merger" is defined in the Preamble to this Reorganization Agreement.

         "Merger Consideration" is defined in Section 2.02(b)(ii) of this Reorganization Agreement.

         "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which Company or Company Subsidiary contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.

         "Ordinary Course of Business" means ordinary course of business consistent with past practices and reasonable business operations.

         "Party" and "Parties" are defined in the Preamble to this Reorganization Agreement.

         "Permitted Encumbrance" means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable, (ii) landlord, warehouse and materialmen's liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

         "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company or Company Subsidiary; (b) to which Company or Company Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company or Company Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "Post-Signing Returns" is defined in Section 5.04 of this Reorganization Agreement.

         "Principal Shareholder" as defined in the Preamble to this Reorganization Agreement.

         "Scheduled Closing Date" is defined in Section 2.07 of this Reorganization Agreement.

         "Shareholders' Representative" is defined in Section 2.05(c) of this Reorganization Agreement.

         "Subsidiary" means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

         "Surviving Corporation" is defined in Section 1.01 of this Reorganization Agreement.

         "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, AD VALOREM, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "Tax Liabilities" means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company or any Company Subsidiary is or may become liable, or any deficiency or claim for any such Taxes that has been to Company's knowledge proposed, asserted or threatened.

         "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

         "Third Party Claim" means any claim or other assertion of liability by any third party.

         "Transaction Expenses" is defined in Section 6.08 of this Reorganization Agreement.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "Year 2000 Compliant" means that the Information Technology will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations.

      [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered, or have caused this Reorganization Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

                                     THE TITAN CORPORATION



                                     By:
                                         --------------------------------
                                              Mellon C. Baird
                                              Senior Vice President

                                     M T ACQUISITION CORP.



                                     By:
                                         --------------------------------
                                              Mellon C. Baird
                                              Senior Vice President


                                     WILLIAM C. LINDSEY, INC.



                                     By:
                                         --------------------------------
                                              Dr. William C. Lindsey
                                              Chairman of the Board and
                                              Chief Executive Officer

                                     PRINCIPAL SHAREHOLDER:




                                     ------------------------------------
                                     Dr. William C. Lindsey



The undersigned hereby acknowledges his appointment as the Shareholders' Representative hereunder and his willingness to fulfill the duties of the Shareholders' Representative as contemplated by this Reorganization Agreement.




                                     ------------------------------------
                                     Dr. William C. Lindsey

                                    EXHIBIT A

                                    [OMITTED]

                                    EXHIBIT B

                             SHAREHOLDERS OF COMPANY

                                 (SEE ATTACHED)

                                    EXHIBIT C

                                     FORM OF
                         INDEMNIFICATION PROMISSORY NOTE

         THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY STATE SECURITIES LAWS (THE "STATE ACTS") AND CANNOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE STATE ACTS AND REGULATIONS PROMULGATED THEREUNDER


$______________                                              ___________, 2000

         FOR VALUE RECEIVED, THE TITAN CORPORATION, a Delaware corporation (the "Maker"), agrees and promises to pay to __________ (individually and collectively, the "Holder"), at _________________, or at such other place as the Holder of this Note may from time to time designate, the amount of TWO MILLION DOLLARS ($2,000,000), together with interest at a rate per annum equal to seven percent (7%), with the entire unpaid principal amount (together with accrued interest thereon) to be due and payable in a single payment on ____________, 2001 [12 months following execution]; PROVIDED, HOWEVER, that no Contested Amount as defined in that certain Agreement of Reorganization by and among the Maker, M T Acquisition Corp., a California corporation, William C. Lindsey, Inc., a California corporation, and William C. Lindsey, an individual, dated as of January 28, 2000 (the "Reorganization Agreement") shall be due and payable until the amount thereof is resolved pursuant to Article IX of the Reorganization Agreement. All payments hereunder shall be made in lawful money of the United States of America, and shall be subject to the offset provisions described herein.

         Maker shall have the right to offset, from time to time, the amounts payable under this Note against all Losses (as defined in the Reorganization Agreement) suffered by the Acquiror indemnified Persons (as defined in the Reorganization Agreement) to the extent provided in Article IX of the Reorganization Agreement.

         This Note has been executed under and pursuant to the Reorganization Agreement to which reference is hereby made for the terms and conditions upon which this Note has been delivered.

         The occurrence of any one or more of the following shall constitute a default ("default") hereunder:

         (1) Failure to pay, when due, the principal, any interest, or any other sum payable hereunder;

         (2) The making by Maker of any general assignment for the benefit of creditors;

         (3) The commencement by the Maker of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its property;

         (4) The commencement of any case, proceeding, or other action against the Maker seeking to have any order for relief entered against the Maker as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of the Maker or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Maker or for all or any substantial part of the property of the Maker, and (i) the Maker shall, by any act or omission, indicate its consent to, approval of, or acquiescence in such case, proceeding, or action, or (ii) such case, proceeding, or action results in the entry of an order for relief which is not fully stayed within sixty (60) days after the entry thereof, or (iii) such case, proceeding, or action remains undismissed for a period of sixty (60) days or more.

         Upon the occurrence of a default hereunder and Maker's failure to cure the same within five (5) days after receipt of written notice thereof, the entire principal amount hereof, and all accrued and unpaid interest thereon, shall be accelerated, and shall be immediately due and payable, at the option of the Holder, without demand or notice. Failure to exercise said option or to pursue such other remedies shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent default hereunder which remains uncured beyond any applicable grace or cure periods.

         Maker hereby waives presentment, protest, demand, notice of dishonor, and all other notices, and all defenses and pleas on the grounds of any extension or extensions of the time of payments or the due dates of this Note, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, no release or surrender of any collateral given as security for this Note, no release of Maker, and no delay in enforcement of this Note or in exercising any right or power hereunder, shall affect the liability of Maker.

         No single or partial exercise by the Holder of any right hereunder, or under any other agreement pertaining hereto, shall preclude any other or further exercise thereof or the exercise of any other rights. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

         This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of money hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Holder shall ever receive interest, or anything which might be deemed interest under applicable law, which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to the Maker. The terms and provisions of this paragraph shall control and supersede every other provision of this Note and all other agreements between the Maker and the Holder.

         Any payment on this Note coming due on a Saturday, a Sunday, or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place.

         The unpaid principal amount of this Note may be prepaid in whole or in part at any time and from time to time without prepayment penalty.

         Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective successors and assigns.

         This Note shall be governed by and construed under and in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof.)

         If this Note is placed in the hands of an attorney for collection after default, or if all or any party of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief or other court proceedings, Maker agrees to pay reasonable attorneys' fees and collection costs to the Holder in addition to the principal, interest or other amounts payable hereunder.

         This Note shall not be transferable (whether by operation of law or otherwise) by the Holder hereof without the prior consent of the Maker, which may be granted or withheld in the Maker's sole discretion.

         IN WITNESS WHEREOF, the undersigned has duly executed this Note, or has caused this Note to be duly executed on its behalf, as of the day and year first written hereinabove set forth.

[SEAL]                                      THE TITAN CORPORATION

ATTEST:

---------------------------------      -------------------------------------
                                                   Secretary